Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

SJI Reports Second Quarter 2020 Results
2020 Ongoing Guidance Affirmed

FOLSOM, NJ (August 5, 2020) - SJI (NYSE: SJI) today reported operating results for the second quarter ended June 30, 2020. Highlights include:
▪Q2 2020 GAAP earnings of $(0.03) per diluted share compared to $(0.14) per diluted share in 2019
▪Q2 2020 Economic Earnings* of $(0.01) per diluted share compared to $(0.13) per diluted share in 2019
▪Second quarter results reflect increased profitability from Utility and Non-Utility operations partially offset by impact of financing activities
▪COVID-19: Operations continue to function effectively; delivery of natural gas to customers has not been materially impacted; NJ regulators authorized deferral of incremental expenses including bad debt
▪Continuing execution of key initiatives - completed ELK sale in July, executed infrastructure modernization programs, advanced clean energy investment, and furthered regulatory initiatives including SJG base rate case
▪2020 ongoing economic earnings affirmed $1.50-$1.60 per diluted share; SJI continues to monitor operations, market conditions and business development initiatives for future impacts to financial projections
"Our continuing priority during this challenging time remains the safety of our employees and assuring critical gas delivery to the more than 700,000 customers who depend on us each day,” said Mike Renna, SJI President and Chief Executive Officer. "I am pleased to report that our business operations continue to function effectively during the pandemic with a minimal financial impact, thanks in large part to the dedication and commitment of our exceptional 1,100 employees. As a company, we remain committed to supporting economic recovery efforts in New Jersey, addressing critical infrastructure investments to modernize our system and ensure adequate supply and system redundancy, and new clean energy investments that will lower consumption and the carbon content of natural gas in support of New Jersey's Energy Master Plan," added Renna.

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$3.0	$0.03	$3.0	$0.03	$(1.9)	$(0.02)	$(1.9)	$(0.02)
Non-Utility	$3.9	$0.04	$5.0	$0.05	$(1.3)	$(0.01)	$(2.3)	$(0.02)
Other	$(9.5)	$(0.10)	$(8.8)	$(0.09)	$(10.0)	$(0.11)	$(8.0)	$(0.09)
Total - Continuing Ops	$(2.6)	$(0.03)	$(0.9)	$(0.01)	$(13.3)	$(0.14)	$(12.2)	$(0.13)
Average Diluted Shares		93.7		93.7		92.4		92.4
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

COVID-19 - Business Update
Our business operations continue to function effectively during the pandemic. Given the fluid nature of the crisis, we are continually monitoring our business operations and will adjust as necessary to continue to provide safe and reliable service to our customers and communities while keeping employees safe.
▪Workforce. Through proper planning and the innovative use of technology, all 1,100 employees continue to work, either in the field or from home to assist in reducing the spread of the virus.
▪Operations. Operations and delivery of natural gas to our customers has not been materially impacted. To date, SJI has not experienced significant reductions in sales volumes across our businesses and is closely monitoring potential impacts due to COVID-19 pandemic responses at the state and Federal level.
▪Expenses. In July, the New Jersey Board of Public Utilities (NJBPU) unanimously approved an Order authorizing gas, electric and investor-owned water and wastewater utilities to establish a regulatory asset allowing the deferral of prudently incurred incremental COVID-19 related expenses. The Order also permits utilities to file future, separate proceedings for the recovery of such costs. For the six months ended June 30, 2020, SJG and ETG deferred incremental expenses (including uncollectible expense) of $9.7 million as a result of the Order. In addition, SJI incurred costs for emergency supplies, cleaning services, enabling technology and other needs of $1.4 million, with $0.8 million recorded as property, plant & equipment on our consolidated balance sheet.
▪Capital Expenditures. Our investment programs to replace and upgrade critical utility infrastructure continue to move forward. Construction activity that ceased in March in accordance with directives from the Governor of New Jersey resumed in June, and we remain on track to achieve our capital spending projections in 2020.
▪Regulatory Initiatives. The NJBPU continues to hold regular commission agenda meetings via internet teleconference. Our South Jersey Gas (SJG) base rate case filing, and our engineering and route proposal for an SJG supply redundancy project, remain on track for resolution later this year.
▪Liquidity. We have total borrowing facilities of $1.25 billion, with approximately $560 million available in revolving credit, uncommitted lines and cash as of July 30. We recently completed steps to strengthen liquidity, eliminate near-term debt maturities and ensure the ongoing funding of our 2020 capital program. With the successful execution of these transactions, we feel confident in our ability to manage through the impacts of COVID-19.
Second Quarter 2020 Results
For the three-month period ended June 30, 2020, SJI reported consolidated GAAP earnings of $(2.6) million compared to $(13.3) million in the prior year period. SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ended December 31, 2019. For the three-month period ended June 30, 2020, economic earnings were $(0.9) million compared to $(12.2) million in the prior year period.
UTILITY
Utility entities include South Jersey Gas (SJG), Elizabethtown Gas (ETG) and Elkton Gas (ELK). Second quarter 2020 GAAP and economic earnings were $3.0 million compared with $(1.9) million in 2019.
South Jersey Gas
Performance. Second quarter 2020 GAAP and economic earnings were $3.7 million compared with $2.0 million in 2019. Utility margin increased $1.1 million reflecting customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and volumetric and revenue-based energy taxes. Total expenses decreased $0.6 million, reflecting higher investment income and lower pension costs partially offset by increased depreciation and operation and maintenance expenses.

Customer Growth. SJG added approximately 8,000 new customers over the last 12 months and now serves more than 401,000 customers. SJG’s customer growth rate compares favorably to our peers and remains driven by gas conversions (~70%+ of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.
▪Accelerated Infrastructure Replacement Program (AIRP), as approved by the NJBPU, authorizes investment of $302.5 million from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of $64.5 million for the period July 2018 to June 2019 was rolled into SJG rates effective October 1, 2019. Our investment of approximately $60.0 million for the period July 2019 to June 2020 is expected to be rolled into SJG rates effective October 1, 2020.
▪Storm Hardening and Reliability Program (SHARP), as approved by the NJBPU, authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our most recent annual investment of $27.4 million for the period July 2018 to June 2019 was rolled into SJG rates effective October 1, 2019. Our investment of approximately $34 million for the period July 2019 to June 2020 is expected to be rolled into SJG rates effective October 1, 2020.
Base Rate Case. In March, SJG filed a petition with the NJBPU requesting a revenue increase of approximately $75 million to recognize infrastructure investments made to maintain the safety and reliability of its natural gas delivery system. The request represents approximately $340 million in system improvements that are not currently reflected in base rates. SJG's request assumes an overall rate of return of 7.3%, return on equity of 10.4% and 54.2% equity ratio. The case is proceeding on track with our expected timeline. Consistent with prior rate case timing, a resolution of the case is expected later this year.
Redundancy Projects. In response to the NJBPU's call for utilities to evaluate preparedness for gas supply interruptions, we have evaluated potential redundancy solutions. These solutions are critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system. In December 2019, SJG submitted an engineering and route proposal to the NJBPU for approval to construct needed system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility, with a resolution anticipated later this year. We also continue to explore system alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for approximately 140,000 customers in Atlantic and Cape May counties.
Elizabethtown Gas
Performance. Second quarter 2020 GAAP and economic earnings were $(0.8) million compared with $(3.9) million in 2019. Utility margin, as previously defined, increased $5.6 million primarily due to rate relief effective November 15, 2019 and customer growth. ETG's rate case settlement authorized a $34 million rate increase based on a 9.6% return on equity and 51.5% equity component. Total expenses increased $2.5 million, reflecting higher operations, depreciation and interest costs partially offset by lower maintenance expenses.
Customer Growth. ETG added approximately 4,000 new customers over the last 12 months and now serves more than 298,000 customers. ETG’s customer growth rate has increased from its historic rate, driven by increases in new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP), as approved by the NJBPU, authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $60.0 million for the period July 2019 to June 2020 is expected to be rolled into ETG rates effective October 1, 2020.
Elkton Gas
Performance. Second quarter 2020 GAAP and economic earnings were $0.1 million compared with $0.0 million in 2019. In December 2019, SJI announced the sale of ELK to Chesapeake Utilities for $15 million in cash. The transaction was completed on July 31 following receipt of Maryland Public Service Commission approval.

NON-UTILITY
Non-Utility entities include Energy Group, Energy Services and Midstream. Second quarter 2020 GAAP earnings were $3.9 million compared with $(1.3) million in 2019. Second quarter 2020 economic earnings were $5.0 million compared with $(2.3) million in 2019.
Energy Group
Performance. Energy Group primarily includes wholesale gas operations engaged in fuel supply management and commodity marketing. Second quarter 2020 GAAP earnings were $4.7 million compared with $(2.9) million in 2019. Second quarter 2020 economic earnings were $5.7 million compared with $(2.0) million in 2019.
▪Fuel Supply Management second quarter 2020 GAAP and economic earnings were $2.6 million compared with $2.0 million in 2019, reflecting new contracts that became operational over the last 12 months. As of June 30, 2020, SJI had ten fuel supply management transactions under contract and operational.
▪Wholesale Marketing/Other second quarter 2020 GAAP earnings were $2.1 million compared with $(4.9) million in 2019. Second quarter 2020 economic earnings were $3.1 million compared with $(4.0) million in 2019. Improved results primarily reflect a $2.9 million after-tax refund received as a result of a third-party supplier rate case along with improved wholesale optimization opportunities.
Energy Services
Performance. Energy Services includes legacy energy production assets (CHP, Solar, Landfills) and account services. Second quarter 2020 GAAP earnings were $(1.7) million compared with $0.5 million in 2019. Second quarter 2020 economic earnings were $(1.6) million compared with $(1.3) million in 2019, reflecting the recent sale of CHP assets and the performance of legacy landfill assets offset by reduced costs from asset sales in prior periods. Effective June 1, we ceased operations at three of our four landfill sites, consistent with our ongoing business transformation and prior guidance.
Midstream
Performance. Midstream includes our 20% equity investment in the PennEast Pipeline (PennEast), a planned 1-Bcf interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. Second quarter 2020 GAAP and economic earnings were $0.9 million compared with $1.0 million in 2019 reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Project Update. The PennEast Pipeline partners remain committed to the development of the pipeline project in its entirety. PennEast is happy to announce that the Federal Energy Regulatory Commission (FERC) recently issued a positive Environmental Assessment (EA) for Phase 1 of the Project. The issuance of the EA and continued good progress working with the various regulatory agencies will allow us to maintain the scheduled in-service date of November 2021 for Phase 1.
OTHER
Performance. Other entity includes interest on debt, including the debt associated with our acquisitions of ETG and ELK in 2018. Second quarter 2020 GAAP earnings were $(9.5) million compared with $(10.0) million in 2019. Second quarter 2020 economic earnings were $(8.8) million compared with $(8.0) million in 2019, reflecting an increase in outstanding debt partially offset by debt repayments and refinancing.

YTD 2020 Results

	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$110.7	$1.19	$111.9	$1.20	$98.1	$1.07	$98.1	$1.07
Non-Utility	$9.7	$0.10	$11.3	$0.12	$(3.0)	$(0.03)	$5.6	$0.06
Other	$(21.9)	$(0.23)	$(17.3)	$(0.19)	$(22.7)	$(0.25)	$(16.5)	$(0.18)
Total - Continuing Ops	$98.5	$1.06	$106.0	$1.14	$72.4	$0.79	$87.2	$0.95
Average Diluted Shares		93.2		93.2		92.0		92.0
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

For the six-month year-to-date (YTD) period ended June 30, 2020, SJI reported consolidated GAAP earnings of $98.5 million compared to $72.4 million in the prior year period. For the six-month YTD period ended June 30, 2020, economic earnings were $106.0 million compared to $87.2 million in the prior year period.
UTILITY
YTD GAAP earnings were $110.7 million compared with $98.1 million in 2019. YTD economic earnings were $111.9 million compared with $98.1 million in 2019.
▪SJG YTD GAAP earnings were $74.2 million compared with $70.7 million in 2019. YTD economic earnings were $75.4 million compared with $70.7 million in 2019 reflecting a one-time tax adjustment related to SJG's pending rate case. Utility margin increased $8.2 million reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $3.6 million, driven by increased depreciation and maintenance expenses.
▪ETG YTD GAAP and economic earnings were $35.9 million compared with $27.0 million in 2019. Utility margin increased $21.4 million reflecting rate relief effective November 15, 2019 and customer growth. Total expenses increased $12.5 million reflecting depreciation, interest and operating and maintenance expenses.
▪ELK YTD GAAP and economic earnings were $0.6 million compared with $0.4 million in 2019, driven by customer growth and infrastructure investment partially offset by operating costs.
NON-UTILITY
YTD GAAP earnings were $9.7 million compared with $(3.0) million in 2019. YTD economic earnings were $11.3 million compared with $5.6 million in 2019.
▪Energy Group YTD GAAP earnings were $9.7 million compared with $(4.8) million in 2019. YTD Economic earnings were $10.9 million compared with $5.5 million in 2019. Fuel Supply Management YTD GAAP and economic earnings were $5.8 million compared with $4.8 million in 2019 reflecting new contracts that became operational over the last 12 months. Wholesale/Other YTD GAAP earnings were $3.9 million compared with $(9.6) million in 2019. Wholesale/Other YTD economic earnings were $5.1 million compared with $0.7 million in 2019 reflecting the third-party supplier refund and improved optimization opportunities.
▪Energy Services YTD GAAP earnings were $(2.1) million compared with $(0.2) million in 2019. YTD economic earnings were $(1.6) million compared with $(2.0) million in 2019, reflecting reduced costs from asset sales partially offset by the impact of legacy solar and landfill assets.
▪Midstream YTD GAAP and economic earnings were $2.1 million compared with $2.0 million in 2019 reflecting AFUDC related to the project.
OTHER
YTD GAAP earnings were $(21.9) million compared with $(22.7) million in 2019. YTD economic earnings were $(17.3) million compared with $(16.5) million in 2019 reflecting increased debt outstanding partially offset by debt repayment and refinancing.

Clean Energy and Utility Decarbonization Investments
As previously communicated, we are targeting infrastructure investments in support of the clean energy goals of our region, and remain on track to achieve our planned $100 million capital spending plan in 2020.
▪Update. We remain committed to investments that lower consumption and the carbon content of natural gas and are actively pursuing renewable natural gas opportunities in our region, as well as investigating the potential future application of power-to-gas technology at our utilities. In furtherance of SJI’s clean energy initiatives, during the second quarter, we advanced solar installations at SJI corporate facilities, with three facilities expected to be completed in 2020 and the remainder in 2021. In addition, on June 30, we closed on three solar projects in New Jersey reflecting a $2.8 million total investment and 1.1 MW of installed capacity. These projects qualify under the NJ Transition Renewable Energy Certificates (TREC) program and are expected to generate approximately $0.7 million of investment tax credits (ITC's) in 2020.
▪Project Queue. We continue to evaluate a sizable queue of utility and non-utility investment opportunities that are expected to benefit our financial results in 2020 and 2021. These opportunities may include solar, renewable natural gas (RNG), power-to-gas, smart meters and other clean energy generation projects to advance the region’s energy goals and reduce the effects of greenhouse gasses. We anticipate providing additional clarity on specific projects during the third quarter 2020.
Capital Expenditures and Cash Flow
For the six months ended June 30, 2020:
▪Net cash provided by operating activities was $206.3 million compared to $216.1 million in the prior year period.
▪Net cash used in investing activities was $135.1 million compared with $222.2 million in the prior year period, primarily reflecting capital expenditures of $234.6 million in support of customer growth and utility infrastructure upgrades offset by $104.3 million in proceeds from asset sales.
▪Net cash provided by financing activities was $(80.9) million compared to $5.7 million in the prior year period, reflecting debt and equity financing and repayment of debt using proceeds from non-core asset sales.
Balance Sheet
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
▪Equity-to-total capitalization was 34.7% at June 30, 2020 compared with 29.6% at December 31, 2019, reflecting debt and equity financing and repayment of debt using proceeds from asset sales.
▪Our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion, as well as equity credit from rating agencies for long-duration debt, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 42.8% at June 30, 2020 compared with 37.5% at December 31, 2019.
▪We have completed multiple steps in 2020 to strengthen liquidity, eliminate near-term debt maturities and ensure the ongoing funding of our capital program. Most recently, in June, we completed a $200 million At-The-Market program which resolves our planned equity funding need for 2020. In July, we refinanced a $200 million 18-month term loan in two tranches, extending maturities by 7 and 10 years, respectively. With the successful execution of these and other transactions earlier this year, and approximately $560 million of available borrowing capacity, we feel confident in our ability to manage through the impacts of COVID-19.

Financial Guidance
SJI affirms it expects 2020 ongoing economic earnings of $1.50 to $1.60 per diluted share. We are continually monitoring our operations, market conditions and business development initiatives and will communicate any future impacts to our financial projections.
Economic earnings guidance continues to primarily reflect:
▪Utility operations ~75% of earnings, excluding interest costs
◦~$500 million capital spending on growth, safety and reliability for SJG/ETG customers
◦10,000+ new gas utility customers, reflecting 1.5% customer growth, driven by accelerated pace at ETG
◦Lower operating costs, driven by business transformation activities
◦Infrastructure modernization at SJG/ETG under existing programs
◦Execution of regulatory initiatives, including recovery of utility investment
▪Non-Utility operations ~25% of earnings, excluding interest costs
◦Energy Services: $100+ million in clean energy investment in support of EMP, and landfill exit
◦Energy Group: Fuel management contracts, reshaped wholesale portfolio and contract expiration
◦Midstream: AFUDC associated with PennEast Pipeline project
▪Balance sheet strengthening, driven by asset sales and refinancing activities
Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, August 6 to discuss our second quarter 2020 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations.
Date/Time: Thursday, August 6, 11:00 a.m. ET
Dial-In:   Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode: 9693527
About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas and Elizabethtown Gas customers in New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; changes in business strategies; and public health crises and epidemics or pandemics, such as a novel coronavirus (COVID-19). These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in this Quarterly Report, SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2019 and in any other SEC filings made by SJI or SJG during 2019 and 2020 and prior to the filing of this earnings release. Also refer to the additional risk factor described below:

Our business could be materially and adversely affected by a public health crisis or the widespread outbreak of contagious disease, such as the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19), which has been declared a pandemic by the World Health Organization in March 2020. In recent weeks, the continued spread of COVID-19 across the world has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital. Additionally, our reliance on third-party suppliers, contractors, service providers, and commodity markets exposes us to possibility of delay or interruption of our operations. For the duration of the outbreak of COVID-19, legislative and government action limits our ability to collect on overdue accounts, and prohibits us from shutting off services, which may cause a decrease in our cash flows or net income. We have been executing our business continuity plans since the outbreak of COVID-19 and are closely monitoring potential impacts due to COVID-19 pandemic responses at the state and federal level. As expected, we have incurred operating costs for emergency supplies, cleaning services, enabling technology and other specific needs during this crisis which have traditionally been recognized as prudent expenditures by our regulators. The effects of the pandemic also may have a material adverse impact on our ability to collect accounts receivable as customers face higher liquidity and solvency risks. Currently, the impact of the pandemic to the collectability of our accounts receivable is an unknown and continues to be monitored, but such receivables have traditionally been included in rate recovery. Our infrastructure investment programs continue to move forward, and construction activity that was delayed in accordance with directives from the Governor of New Jersey have since continued; however, to the extent the pandemic worsens or a similar directive is put in place in the future for a long period of time, our capital projects could be significantly impacted. It is impossible to predict the effect of the continued spread of the coronavirus in the communities we service. Should the coronavirus continue to spread or not be contained, our business, financial condition and results of operations could be materially impacted, including impairment of goodwill or access to capital markets, which in turn may have a negative effect on the market price of our common stock.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance.

We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; and (ii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (ii) of the definition of Economic Earnings, several items are excluded from Economic Earnings for the three and six months ended June 30, 2020 and 2019, consisting of the impact of pricing disputes with third parties, costs to acquire ETG and ELK, costs to prepare to exit the TSA, costs incurred and gains recognized on sales of solar, MTF/ACB, and ELK, costs incurred to cease operations at three landfill gas-to-energy-production facilities, severance and other employee separation costs, and a one-time tax adjustment resulting from SJG's Stipulation of Settlement with the BPU. See (A)-(E) in the table below.

Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(Loss) Income from Continuing Operations	$(2,578)	$(13,304)	$98,522	$72,395
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	1,621	1,888	5,943	15,038
Net Losses from a Legal Proceeding in a Pricing Dispute (A)	—	986	—	1,977
Acquisition/Sale Net Costs (Gains) (B)	92	(1,822)	1,453	163
Other Costs (C)	617	422	764	2,995
Income Taxes (D)	(615)	(391)	(1,920)	(5,352)
Additional Tax Adjustments (E)	—	—	1,214	—
Economic Earnings	$(863)	$(12,221)	$105,976	$87,216

(Loss) Earnings per Share from Continuing Operations	$(0.03)	$(0.14)	$1.06	$0.79
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	0.02	0.02	0.06	0.16
Net Losses from a Legal Proceeding in a Pricing Dispute (A)	—	0.01	—	0.02
Acquisition/Sale Net Costs (Gains) (B)	—	(0.02)	0.02	0.01
Other Costs (C)	0.01	0.01	0.01	0.03
Income Taxes (D)	(0.01)	(0.01)	(0.02)	(0.06)
Additional Tax Adjustments (E)	—	—	0.01	—
Economic Earnings per Share	$(0.01)	$(0.13)	$1.14	$0.95

(A) Represents net losses, including interest, legal fees, and the realized difference in the market value of the commodity (including financial hedges), resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.
(B) Represents costs incurred to prepare to exit the TSA. Also included here are gains/losses recognized and costs incurred on the sale of certain solar assets included in Assets Held for Sale in previous periods as well as MTF/ACB and ELK, and costs incurred to cease operations at three landfill gas-to-energy production facilities.
(C) Represents severance and other employee separation costs.
(D) The income taxes on (A) through (C) above were determined using a combined average statutory tax rate for the three and six months ended June 30, 2020 and 2019.
(E) Represents a one-time tax adjustment resulting from SJG's Stipulation of Settlement with the BPU, as part of its recent rate case filing.

Summary of Utility Margin
The following tables summarize Utility Margin for the three and six months ended June 30, 2020 and 2019 for SJG and ETG (in thousands):

SJG:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Utility Margin:
Residential	$36,770	$27,945	$119,867	$126,812
Commercial and Industrial	15,645	15,574	47,076	51,822
Cogeneration and Electric Generation	1,071	1,064	2,351	2,268
Interruptible	7	19	33	43
Off-System Sales & Capacity Release	172	515	957	2,186
Other Revenues	458	538	661	787
Margin Before Weather Normalization & Decoupling	54,123	45,655	170,945	183,918
CIP Mechanism	(3,548)	4,382	25,363	5,256
EET Mechanism	1,462	944	3,047	1,936
Utility Margin**	$52,037	$50,981	$199,355	$191,110

ETG:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Utility Margin:
Residential	$22,135	$15,980	$79,568	$62,501
Commercial & Industrial	15,637	12,135	43,549	34,108
Regulatory Rider Expenses*	(3,604)	456	(4,208)	898
Utility Margin**	$34,168	$28,571	$118,909	$97,507

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS) (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended June 30,
	2020	2019
Operating Revenues:
Utility	$145,846	$106,832
Nonutility	114,118	160,102
Total Operating Revenues	259,964	266,934
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	45,564	16,721
- Nonutility	102,089	148,620
Operations	52,656	56,608
Maintenance	9,397	9,273
Depreciation	27,431	24,129
Energy and Other Taxes	2,636	2,717
Total Operating Expenses	239,773	258,068
Operating Income	20,191	8,866

Other Income	3,625	29
Interest Charges	(28,589)	(28,434)
Loss Before Income Taxes	(4,773)	(19,539)
Income Taxes	178	4,646
Equity in Earnings of Affiliated Companies	2,017	1,589
Loss from Continuing Operations	(2,578)	(13,304)
Loss from Discontinued Operations - (Net of tax benefit)	(61)	(95)
Net Loss	$(2,639)	$(13,399)

Basic Loss Per Common Share:
Continuing Operations	$(0.03)	$(0.14)
Discontinued Operations	—	—
Basic Loss Per Common Share	$(0.03)	$(0.14)

Average Shares of Common Stock Outstanding - Basic	93,712	92,389

Diluted Loss Per Common Share:
Continuing Operations	$(0.03)	$(0.14)
Discontinued Operations	—	—
Diluted Loss Per Common Share	$(0.03)	$(0.14)

Average Shares of Common Stock Outstanding - Diluted	93,712	92,389

	Six Months Ended June 30,
	2020	2019
Operating Revenues:
Utility	$532,727	$521,178
Nonutility	261,349	383,054
Total Operating Revenues	794,076	904,232
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	180,890	205,170
- Nonutility	232,831	362,558
Operations	115,012	119,434
Maintenance	18,992	18,903
Depreciation	53,900	47,814
Energy and Other Taxes	6,498	6,934
Total Operating Expenses	608,123	760,813
Operating Income	185,953	143,419

Other Income	2,478	2,604
Interest Charges	(61,125)	(57,087)
Income Before Income Taxes	127,306	88,936
Income Taxes	(33,192)	(20,303)
Equity in Earnings of Affiliated Companies	4,408	3,762
Income from Continuing Operations	98,522	72,395
Loss from Discontinued Operations - (Net of tax benefit)	(120)	(157)
Net Income	$98,402	$72,238

Basic Earnings Per Common Share:
Continuing Operations	$1.06	$0.79
Discontinued Operations	—	—
Basic Earnings Per Common Share	$1.06	$0.79

Average Shares of Common Stock Outstanding - Basic	93,078	91,863

Diluted Earnings Per Common Share:
Continuing Operations	$1.06	$0.79
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$1.06	$0.79

Average Shares of Common Stock Outstanding - Diluted	93,195	91,979

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Six Months Ended June 30,
	2020	2019
Net Cash Provided by Operating Activities	$206,310	$216,079

Cash Flows from Investing Activities:
Capital Expenditures	(234,635)	(256,587)
Acquisition-related Working Capital Settlement	—	15,600
Cash Paid for Acquisition, Net of Cash Acquired	(2,806)	—
Proceeds from Sale of Property, Plant & Equipment	104,311	24,292
Investment in Long-Term Receivables	(11,506)	(6,585)
Proceeds from Long-Term Receivables	7,524	4,983
Investment in Affiliates	(727)	(3,088)
Advances to Affiliates	—	(858)
Net Repayment of Notes Receivable - Affiliates	2,730	—

Net Cash Used in Investing Activities	(135,109)	(222,243)

Cash Flows from Financing Activities:
Net (Repayments of) Borrowings from Short-Term Credit Facilities	(395,900)	409,502
Proceeds from Issuance of Long-Term Debt	600,000	10,000
Principal Repayments of Long-Term Debt	(450,000)	(575,000)
Payments for Issuance of Long-Term Debt	(5,874)	(1,275)
Dividends on Common Stock	(27,276)	(26,562)
Proceeds from Sale of Common Stock	200,000	189,032
Payments for the Issuance of Common Stock	(1,863)	—

Net Cash (Used in) Provided by Financing Activities	(80,913)	5,697

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(9,712)	(467)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	28,381	31,679

Cash, Cash Equivalents and Restricted Cash at End of Period	$18,669	$31,212

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	June 30, 2020	December 31, 2019
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,040,204	$4,905,350
Accumulated Depreciation	(881,797)	(843,998)
Nonutility Property and Equipment, at cost	29,086	25,991
Accumulated Depreciation	(13,709)	(13,807)

Property, Plant and Equipment - Net	4,173,784	4,073,536

Investments:
Available-for-Sale Securities	40	40
Restricted	11,402	21,964
Investment in Affiliates	91,323	87,087

Total Investments	102,765	109,091

Current Assets:
Cash and Cash Equivalents	7,267	6,417
Accounts Receivable	231,434	253,661
Unbilled Revenues	16,148	84,821
Provision for Uncollectibles	(30,410)	(19,829)
Notes Receivable - Affiliate	2,649	5,379
Natural Gas in Storage, average cost	40,483	54,153
Materials and Supplies, average cost	1,139	1,164
Prepaid Taxes	40,709	26,918
Derivatives - Energy Related Assets	31,925	52,892
Assets Held for Sale	40,044	143,440
Other Prepayments and Current Assets	41,382	43,492

Total Current Assets	422,770	652,508

Regulatory and Other Noncurrent Assets:
Regulatory Assets	648,769	665,932
Derivatives - Energy Related Assets	11,486	7,243
Notes Receivable - Affiliate	12,720	12,720
Contract Receivables	34,647	30,958
Goodwill	702,070	702,070
Other	107,943	111,282

Total Regulatory and Other Noncurrent Assets	1,517,635	1,530,205

Total Assets	$6,216,954	$6,365,340

	June 30, 2020	December 31, 2019
Capitalization and Liabilities
Equity:
Common Stock	$125,733	$115,493
Premium on Common Stock	1,216,363	1,027,902
Treasury Stock (at par)	(311)	(289)
Accumulated Other Comprehensive Loss	(32,542)	(32,558)
Retained Earnings	357,086	313,237

Total Equity	1,666,329	1,423,785

Long-Term Debt	2,566,378	2,070,086

Total Capitalization	4,232,707	3,493,871

Current Liabilities:
Notes Payable	452,800	848,700
Current Portion of Long-Term Debt	117,909	467,909
Accounts Payable	160,392	232,242
Customer Deposits and Credit Balances	29,049	35,004
Environmental Remediation Costs	54,731	43,849
Taxes Accrued	3,028	2,235
Derivatives - Energy Related Liabilities	25,963	41,965
Deferred Contract Revenues	347	—
Derivatives - Other Current	2,101	1,155
Liabilities Held for Sale	5,862	6,043
Dividends Payable	27,277	—
Interest Accrued	16,455	13,580
Pension Benefits	3,727	3,727
Other Current Liabilities	26,563	35,486

Total Current Liabilities	926,204	1,731,895

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	134,611	92,166
Pension and Other Postretirement Benefits	114,422	114,055
Environmental Remediation Costs	145,339	189,036
Asset Retirement Obligations	194,307	263,950
Derivatives - Energy Related Liabilities	5,305	8,206
Derivatives - Other Noncurrent	18,491	11,505
Regulatory Liabilities	434,148	442,918
Other	11,420	17,738

Total Deferred Credits and Other Noncurrent Liabilities	1,058,043	1,139,574

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$6,216,954	$6,365,340